Exhibit 99-2

                            GOLF OPERATING AGREEMENT

      THIS GOLF OPERATING AGREEMENT (this "Agreement") is executed as of April 9, 2002, by and between DPMG, INC., a Delaware corporation, dba Landmark National (the "Manager") and GYRODYNE COMPANY OF AMERICA, INC., a New York corporation (the "Owner") with principal executive offices at 102 Flowerfield, St. James, Long Island, New York 11780.

                                    RECITALS:

      A. Owner and Manager have entered into an Asset Management Agreement of even date herewith, whereby Owner has retained Manager to perform certain services, including, without limitation, managing the operation of a golf course to be constructed in or around St. James and Stony Brook, New York (the "Golf Course"), together with the Improvements (as defined below) located thereon. This Agreement is intended to set forth the respective rights and obligations of Owner and Manager as they relate to the management and operation of the Golf Course and Improvements on and after the date that same are opened for use by third parties (including the public).

      B. In the event of a conflict between the terms and provisions of this Agreement and the Asset Management Agreement between Owner and Manager described above, the terms of this Agreement shall prevail.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.01 Definitions

      As used herein, the following terms shall have the respective meanings indicated below:

      (a) Affiliate - any corporation or other entity controlled by, controlling or under common control with Manager or Owner, as applicable. The words "control," "controlled" and "controlling" mean ownership, directly or indirectly, of 50% or more of the legal or beneficial ownership interest of such corporation or other entity.

      (b) Affiliated Facilities - all golf course facilities managed or operated by Manager or an Affiliate of Manager.

      (c) Executive Employees - shall be defined as general manager, golf course superintendent, senior golf professional and food and beverage manager.

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      (d) Facility - a collective term for the Golf Course, the Improvements and the FF&E (as defined below).

      (e) FF&E - all fixtures, furnishings, furniture and equipment required for the operation of the Facility, all of which at all times shall be the property of Owner.

      (f) Gross Revenues - all revenues and income of any nature derived directly or indirectly from the Facility or from the use or operation thereof, including greens fees, revenue from membership sales, monthly dues from members of the Facility, rental fees for golf carts, golf clubs and other rental items, range balls, food and beverage sales, liquor sales, telephone, telegraph, telecopier and telex revenues, revenue generated from space rentals and from meetings, banquets, parties, receptions, tournaments and other group gatherings, merchandise sales, instruction fees retained by the Facility, rental or other payments from lessees and sublessees (but not including the gross receipts of such lessees and sublessees), and the proceeds of business interruption, use, occupancy or similar insurance. There shall be excluded from Gross Revenues: (i) any gratuities or service charges distributed as compensation to the Facility's employees; (ii) any credits or refunds made to customers, guests or patrons;
(iii) any sums and credits received by Owner for lost or damaged merchandise;
(iv) sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges collected by the Facility on behalf of the applicable taxing authority; (v) any proceeds from the sale or other disposition of the Facility, FF&E, or other capital assets; (vi) any property and/or liability insurance proceeds (other than business interruption insurance); (vii) any proceeds of financing or refinancing of the Facility,
(viii) amounts contributed by Owner pursuant to the terms of this Agreement; and
(ix) income or interest derived from the Facility Accounts (as defined in Article 9.01). Gross Revenues shall be determined on an accrual basis and in accordance with GAAP (as defined below).

      (g) Improvements - all buildings, structures and improvements now located or hereafter constructed on the land encompassing the Golf Course (the "Site"), and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures or improvements (including, without limitation, heating, lighting, plumbing, sanitary system, air-conditioning, refrigeration, kitchen, elevators and similar items) and such (i) restaurants, bars and other public areas, (ii) commercial space, including concessions and shops, (iii) garage and parking space, (iv) storage and service areas, (v) recreational facilities and areas, (vi) public grounds and gardens, (vii) permanently affixed signage and (viii) other facilities and appurtenances as presently exist on the Facility Site or are hereafter added thereon during the Term (as defined in Article 7.01 of this Agreement).

      (h) Net Operating Income or NOI - the amount, if any, by which Gross Revenues for any period exceed the sum of Operating Costs (as defined below). In computing Net Operating Income, there shall be excluded from Operating Costs expenses for gratuities, service charges, sales and gross receipt taxes and other similar taxes and

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assessments to the extent that receipts in respect thereof are excluded from
Gross Revenues pursuant to Article 1.01(f).

      (i) Operating Cost(s) - the sum of the costs and expenses of maintaining, operating and supervising the operation of the Facility which are not properly capitalized but instead are normally charged as a current expense under generally accepted accounting principles, consistently applied ("GAAP"), including, without limitation:

            (i) The cost of the supplies and equipment necessary to operate the Facility;

            (ii)   The Base Management Fee (as defined in Article 8.01(a));

            (iii) Wages, salaries, employee fringe benefits, payroll taxes, bonuses and other costs related to employees at the Facility;

            (iv) Advertising and promotional expenses incurred directly by the Facility, administrative and general expenses of the Facility, the cost of personnel training programs, utility and energy costs, operating licenses and permits, and grounds and landscaping maintenance costs;

            (v) All expenditures made for routine maintenance and repairs to keep the Facility in good condition and repair;

            (vi)   All reimbursable expenses due Manager;

            (vii) All insurance premiums for all insurance to be carried by Owner or Manager pursuant to the requirements of Article 10;

            (viii) Reasonable reserves for uncollectible accounts receivable as set forth in the Annual Plan (as defined in Article 6.01);

            (ix)   Credit card and travel agent commissions;

            (x) Real estate taxes and assessments (including payments to tax escrow accounts, but without duplication with respect to taxes subsequently paid out of such tax escrow accounts); and

            (xi) A provision for the replacement of capital improvements, not to exceed 3% of Gross Revenues per year.

There shall be expressly excluded from Operating Costs the following costs and expenses of the Facility, which shall be defined as "Fixed Charges":

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            (i)    Depreciation of the Improvements and FF&E, and amortization of financing costs, pre-opening expenses, organizational and other costs;

            (ii) All debt service (including interest and principal) on any indebtedness related to the Facility;

            (iii)  Rental payments pursuant to any ground lease;

            (iv) The cost of external (third-party) audits of Facility operations and/or with respect to the Owner's legal entity;

            (v) Legal and other professional fees, except those as relate to Facility operation issues or administration of this Agreement (as opposed to Owner's entity administration);

            (vi) Other recurring and non-recurring ownership costs, such as Owner's legal entity administration and servicing fees;

            (vii) The Incentive Fee applicable to the Facility which is payable pursuant to the Asset Management Agreement of even date herewith; and

            (viii) Such other cash expenditures (including Capital Replacements
                   (as defined in Article 5.05) and Major Capital Improvements (as defined in Article 14.01)) which are normally treated as a capital expenditure under GAAP.

                                    ARTICLE 2

                               SCOPE OF AGREEMENT

      2.01 Appointment of Manager as Manager

      Owner hereby grants to Manager the right to possession of the Facility for the Term and during said Term the right to supervise and direct the management and operation of the Facility for and on the account of Owner, and Manager hereby accepts said grant and agrees that it shall supervise and direct the management and operation of the Facility, all pursuant to the terms of this Agreement. Owner agrees that it shall cooperate with Manager in every reasonable and proper way to permit and assist Manager to carry out its duties hereunder. Owner and Manager further agree that this Agreement provides for management in respect of the Facility, that Owner and Manager do not intend, nor does this Agreement grant nor create, a franchise within the meaning of the Federal Trade Commission Act, any rule or regulation promulgated thereunder, or any other applicable law, rule, regulation or judicial decision. Manager represents it is an

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experienced manager and operator of golf facilities and understands that Owner is relying on Manager's expertise in managing golf facilities in entering into this Agreement.

      2.02 Funding

      (a) Owner agrees to provide all funds, both initially and throughout the Term, as shall be necessary to pay for all Operating Costs and Fixed Charges relating to the Facility, and to perform and satisfy Owner's covenants and responsibilities under this Agreement. The performance of all activities by Manager hereunder shall be for, and on the account of, Owner. Manager shall be entitled to be reimbursed for all costs and expenses incurred by Manager as a result of Manager's performance under this Agreement, including, without limitation, subject to Article 15, all attorneys' fees, costs and expenses incurred by Manager or an Affiliate of Manager in connection with defending any claims or actions against Manager or an Affiliate of Manager relating to the Facility and all extraordinary costs and expenses relating to the Facility not reasonably anticipated by the parties or otherwise provided for in this Agreement.

      (b) Upon the Commencement Date (as defined in Article 7.01), Owner shall deposit in the Facility Account at least One Hundred Thousand Dollars ($100,000) plus the amount of all liabilities on the Facility balance sheet on the Commencement Date which are due within 30 days thereafter (the "Initial Minimum Balance"); and throughout the Term, Owner shall maintain a minimum balance in the Facility Account (the "Minimum Balance") as hereinafter provided. For the twelve months immediately following the Commencement Date, the Minimum Balance shall be $100,000. Thereafter, the Minimum Balance shall be reasonably determined by Owner and Manager. The Minimum Balance shall serve as working capital for Facility operations. Owner shall furnish Manager from time to time, within seven (7) days of Manager's request therefor, with sufficient funds to make up any deficiency in the Minimum Balance.

                                    ARTICLE 3

                              TITLE TO THE FACILITY

      3.01 Covenants of Possession

      Owner covenants that throughout the Term, Manager shall have peaceable and quiet possession of the Facility and shall be entitled to operate the Facility in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by Owner or by any person through whom Owner shall derive its title to, or right to occupy and use, the Facility, or by any other person or persons making any such claim(s) by, through or under Owner. Owner covenants that throughout the Term, it shall make, keep, observe and/or perform, as applicable, all payments, terms, covenants, conditions and obligations to be made, kept, observed and/or performed by Owner under any lease, concession or other agreement, mortgage or security agreement in respect of the Facility, and shall provide all funds as shall be necessary to perform Owner's obligations

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                                        6


hereunder. Owner further covenants, at its own expense, to undertake and prosecute or to permit Manager to undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable possession and operation by Manager.

                                    ARTICLE 4

                              STANDARDS AND CONTROL

      4.01 Standards of Performance; Relationship Between Owner and Manager

      Manager accepts the relationship of trust and confidence established between Manager and Owner by the terms of this Agreement. Manager shall manage, operate and maintain the Facility as a first-class golf course relative to its position in the market area. Manager covenants with Owner to furnish its best skill and judgment in performing its obligations hereunder, and shall at all times provide such consulting, supervision, management and operating and maintenance services in a manner which maintains the good name and business reputation of Owner. Manager shall perform its duties and obligations under this Agreement in an efficient, expeditious, prudent and economical manner, consistent with the best interests of Owner, and in accordance with standard industry practices with respect to the development, management and operation of similarly situated first-class golf courses.

      4.02 Authority

      Subject to the approved Annual Plan, Manager shall have the authority to:
(i) determine, establish and implement the policies, standards and schedules for the management, operation and maintenance of the Facility and all matters affecting customer relations; (ii) hire, train and supervise the Facility's general manager, golf course superintendent, senior golf professional, food and beverage manager and all other Facility employees; (iii) supervise and direct all phases of advertising, sales and business promotion for the Facility; (iv) establish accounting and payroll procedures and functions for the Facility; (v) establish policies relating to entertainment, labor and credit policies; (vi) supervise food and beverage services, menu prices and other guest charges; (vii) receive, hold and disburse funds; (viii) maintain bank accounts; and (ix) from Owner's funds, procure inventories, supplies and services. Manager shall have the right to institute legal proceedings with respect to the Facility or its operations in its own name, or in Owner's name, with the prior written consent of Owner.

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                                    ARTICLE 5

                            OPERATION OF THE FACILITY

      5.01 General Responsibilities of Manager

      Without in any way limiting Manager's right to manage and operate the Facility in accordance with the terms of this Agreement, Manager, on behalf of and at the sole expense of Owner, shall perform the following services, or cause the following services to be performed in connection with the operation of the
Facility:

      (a) Enter into agreements with concessionaires, licensees, tenants or other intended users of the Facility;

      (b) Execute, on behalf of Owner, such contracts as Manager shall deem necessary for the furnishing of utilities, maintenance and other services to the Facility;

      (c) Make all repairs, decorations, revisions, alterations and improvements to the Facility as shall be reasonably necessary to maintain the Facility in good and sanitary order, condition and repair;

      (d) Process the payment of all expenses for the proper operation and maintenance of the Facility;

      (e) Use its best efforts to do, or cause to be done, all such acts and things in and about the Facility as shall be reasonably necessary to comply with all insurance requirements and legal requirements, and to discharge any lien, encumbrance or other charge on the Facility. In this regard, Manager shall not directly or indirectly create or allow to remain, and shall promptly notify Owner as soon as it obtains knowledge of, any such lien, encumbrance, attachment, title retention agreement or claim upon the Facility;

      (f) Process the payment of all impositions and insurance premiums when due, if Owner requests in writing that Manager assume responsibility on Owner's behalf for the payment of such impositions and insurance premiums;

      (g) Subject to consultation with Owner, defend any and all legal actions or proceedings, including such legal actions or proceedings as shall be reasonably necessary to collect charges, rents or other income of the Facility, to dispossess tenants or other persons in possession from all or any portion of the Facility, to cancel or terminate any lease, license or concession agreement on the grounds of default by the tenant, licensee or concessionaire, or to contest property taxes;

      (h) Plan and promote special functions intended to generate Gross Revenues and develop strong community awareness for the Facility;

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                                        8


      (i) Coordinate local marketing activities and communicate with news media, business firms, golf courses, civic organizations and other entities to promote an increased local interest in golf at the Facility; and

      (j) Supervise the local publication and distribution of informational and promotional literature pertaining to the Facility and use reasonable efforts to obtain national pricing from all vendors providing goods and services to the Facility.

      5.02 Permits

      In cooperation with Owner, Manager shall apply for, process and take all necessary steps to procure (in Manager's name and/or Owner's name as required by local authority) at Owner's sole cost and expense, all licenses and permits required for the operation of the Facility. Manager undertakes to comply with any conditions set out in any such licenses and permits and at all times to operate and manage the Facility in accordance with such conditions and any other legal requirements, including, but not limited to, those relating to all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Manager, at any time in force affecting the Facility.

      5.03 Operating Equipment and Operating Supplies

      Manager shall procure, as an Operating Cost, all operating supplies and operating equipment as Manager deems necessary to the normal and ordinary course of the Facility. In purchasing goods, supplies, equipment and services for the Facility, Manager may utilize its purchasing procurement services and/or other group buying techniques for the benefit of the Facility.

      5.04 Personnel

      (a) All personnel employed at the Facility shall at all times be the employees of Manager, or an Affiliate of Manager. Manager shall have absolute discretion to hire, promote, supervise, direct and train all employees at the Facility, to fix their compensation and fringe benefits, subject to the limitations provided in the Annual Plan, and, generally, to establish and maintain all policies relating to employment and employment benefits; provided, however, that Manager shall not hire or discharge the general manager of the Facility without the prior written consent of Owner, such consent not to be unreasonably withheld. All costs of every kind and nature pertaining to all employees at the Facility arising out of the employer-employee relationship, including, without limitation, salaries, fringe benefits, bonuses, relocation costs, employment-related legal costs, costs incurred in connection with governmental laws and regulations and insurance rules, and such other expenses as Manager, in its reasonable discretion, may deem appropriate shall be an Operating Cost, and Owner shall reimburse, indemnify and hold harmless Manager from all costs, expenses, liabilities and claims incurred in connection therewith.

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                                        9


      (b) At expiration or earlier termination of this Agreement, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to reimburse Manager for all costs and expenses incurred by Manager such as reasonable severance pay, unemployment compensation and other employee liability costs arising out of the termination of Facility employees, all of which shall be Owner's responsibility whether or not included in the Annual Plan. If the parties fail to promptly agree with respect to the amount of the escrow fund, at the request of either party, the amount thereof shall be determined by arbitration pursuant to the provisions of
Article 22. Notwithstanding the foregoing or anything to the contrary in this Agreement, amounts paid under this Article 5.04 shall not exceed amounts which are reasonable and customary for the business of the Facility based on the employment market for the region in which the Facility is located (the "Market Rates"), it being agreed that any amounts incurred in excess of Market Rates shall be borne solely by Manager and shall not be an Operating Cost.

      (c) During the Term and for a period of one year thereafter, Owner agrees that it will not directly or indirectly recruit, solicit, employ or seek to employ any Executive Employee who is then (or was at any time within one year prior to the date Owner employs or seeks to employ such Executive Employee) employed or engaged by the Manager whether as an employee or consultant.

      5.05 Capital Replacements Budget

      Owner recognizes the necessity of replacement of equipment and other items utilized in the operation of the Facility due to age, wear, condition or obsolescence ("Capital Replacements"). Owner agrees to expend such amounts for Capital Replacements as shall be required in the normal and ordinary course of operation of the Facility. Manager shall prepare estimates of the necessary expenditures for Capital Replacements for each Fiscal Year (the "Capital Replacements Budget") and shall include the Capital Replacements Budget in the Annual Plan.

      5.06 Routine Maintenance and Repairs

      Subject to the availability of sufficient funds therefor and to the limitations of the Annual Plan, Manager shall maintain the Facility in good repair and condition and in conformity with applicable laws and regulations, and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which shall be expensed under GAAP, as Manager, from time to time, deems necessary for such purposes. The cost of such routine maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as an Operating Cost; to the extent that Gross Revenues are insufficient therefor, Owner shall, upon Manager's request, provide sufficient funds to pay for such costs when due. The determination of whether an expenditure is for a Capital Replacement under Article 5.05 or, in the alternative, for routine repairs and maintenance under this Article 5.06, shall be made in accordance with this Agreement and GAAP. If and to the extent that GAAP does not address and resolve

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the categorization of an expenditure, the determination thereof shall be made mutually between Owner and Manager.

      5.07 Emergency Repairs; Repairs Required by Law

      (a) In the event a condition should exist in, on or about the Facility of an emergency nature, including Capital Replacements, which condition requires immediate action to preserve and protect the Facility, to assure its continued operation, or to protect Facility guests or employees, Manager, on behalf of and at the sole cost and expense of Owner, is authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, whether or not provisions have been made in the Annual Plan for any such emergency expenditures. Manager shall not expend more than $5,000.00 on any one occasion pursuant to this Article 5.07(a) without Owner's prior approval, unless Manager determines that the emergency condition constitutes an immediate threat to the life or safety of Facility guests or employees; and in any event, Manager shall advise Owner as promptly as possible of any expenditures made or to be made under this Article 5.07(a).

      (b) In the event that, at any time during the Term, repairs to or additions, changes or corrections in the Facility of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, whether such repairs to or additions, changes or corrections are Capital Replacements or otherwise, such repairs, additions, changes or corrections shall be approved by Owner, shall be made at the direction of Manager and shall be paid for by Owner, unless (and except for so long as) compliance therewith is in good faith being contested by Owner.

                                    ARTICLE 6

                                 FISCAL MATTERS

      6.01 Preparation and Approval of Annual Plans

      Unless and until Owner and Manager otherwise agree in writing, the fiscal year of the Facility shall be the calendar year (the "Fiscal Year"). Manager shall submit to Owner at least sixty (60) days in advance of each Fiscal Year (except for the first Fiscal Year for which the Annual Plan shall be submitted on a mutually agreeable date), a budget for the Facility (the "Annual Plan") which shall include an estimated profit and loss statement, an estimated cash flow projection and a Capital Replacement Budget for the ensuing Fiscal Year. The Annual Plan shall be subject to the prior written approval of Owner, which approval shall not be unreasonably withheld. It is contemplated by the parties that the Annual Plan will be agreed upon by the parties not later than thirty
(30) days following delivery of the Annual Plan by Manager to Owner. If Owner fails to either approve the Annual Plan within said thirty (30) day period, or to advise Manager of its objections to the Annual Plan within such period, then Owner shall be deemed to have approved the Annual Plan as submitted. If Owner disapproves the Annual Plan, Owner

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shall give Manager written notice of such disapproval stating Owner's reasons for such disapproval and recommendations for amendments to the Annual Plan. As soon as reasonably practical, Manager shall amend the Annual Plan so as to resolve all matters previously disapproved by Owner. Manager may seek approval from Owner from time to time to amend or revise the Annual Plan to take into consideration variables or events that did not exist, or were not anticipated by Manager, at the time the Annual Plan was prepared.

      6.02 Compliance with Annual Plan

      Manager shall comply, to the extent reasonably and commercially practicable, with the applicable Annual Plan, and shall not deviate in substantial respect from the Annual Plan; provided, however, that Manager shall be entitled to reallocate the amount budgeted with respect to any item in the Annual Plan to another budget item, so long as maintenance and/or operations of the Facility are not materially and adversely affected and the total amount of expenditures authorized under the Annual Plan shall not be exceeded.

                                    ARTICLE 7

                          TERM OF AGREEMENT; EXTENSIONS

      7.01 Term

      The term of this Agreement shall commence on the first date that the Facility is opened for use by third parties (including the public) (the "Commencement Date") and shall expire on the earlier of (i) April 9, 2017, or
(ii) any termination by Owner of the Asset Management Agreement between Owner and Manager of even date herewith pursuant to Section 17.2 or 17.3 of such agreement (the "Term").

      7.02 Owner's Termination Right

      Beginning on the first day of the fourth full Fiscal Year during the Term, and continuing for the remainder of the Term, Owner shall have the right, without cause and in its sole discretion, to terminate the Agreement on not less than ninety (90) days prior written notice to Manager by the payment to Manager of an early termination fee equal to 100% of the Net Operating Income during the most recent full Fiscal Year. The payment of this early termination fee shall be in addition to all other sums due to Manager under this Agreement, including, without limitation, payments for employee terminations pursuant to Article 11.03.

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                                    ARTICLE 8

                                 MANAGEMENT FEES

      8.01 Management Fees

      In addition to all costs and expenses to be reimbursed to Manager pursuant to this Agreement, in consideration of the management and operation of the Facility by Manager, Owner shall pay to Manager a Base Management Fee (the "Base Management Fee" or "Management Fee"), to be computed and payable as follows:

      (a) From and after the Commencement Date, a base management fee equal to $100,000 per Fiscal Year.

      (b) The Base Management Fee shall be paid to Manager in accordance with
Article 8.02 of this Agreement.

      8.02 Payment Schedule

      The Base Management Fee shall be computed monthly and payment shall be made to Manager monthly.

                                   ARTICLE 9

                          ACCOUNTING RECORD AND REPORTS

      9.01 Bank Accounts

      (a) Manager shall establish such account(s) in Owner's name at a bank to be designated by Manager, and approved by Owner (collectively, the "Facility Account") as are necessary for the operation of the Facility. The Facility Account shall be under Manager's power and control, it being agreed that Manager (subject to the terms of this Agreement) shall have the sole right to authorize disbursements therefrom.

      (b) In addition to the Facility Account, a payroll account shall be established by Manager which shall be under the sole ownership and control of Manager or its designee. Amounts disbursed or to be disbursed by Manager from the payroll account shall be transferred by Manager from the Facility Account. Such payment and transfer of funds may occur at such time (whether prior or subsequent to the release by Manager of checks drawn on its payroll account) as Manager determines is necessary to assure that it will have sufficient funds from Gross Revenues to satisfy its liabilities to the employees of the Facility.

      (c) All revenues and income from the Facility shall be deposited into the Facility Account and all payments to be made hereunder shall be made from the Facility Account and petty cash funds. Manager shall not be required to make any advance or

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payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner's account without assurances that necessary funds for the discharge thereof shall be provided by Owner.

      9.02 Disbursements

      Manager shall pay from the Facility Account (or, if appropriate, from petty cash funds available at the Facility) such amounts at such times as are required in connection with the ownership, operation, maintenance, repair and improvement of the Facility in accordance with Manager's performance of its obligations under this Agreement. There shall be disbursed by Manager funds from the Facility Account toward the following items to the extent available (with appropriate reserves established to cover items payable less frequently than monthly) in the following order of priority so that, after the payment of the same, there are funds remaining in the Facility Account equal to the Minimum
Balance:

            (i) all Operating Costs; and

            (ii) all other Fixed Charges.

      9.03 Adjustment to Facility Account

      After the disbursements pursuant to Article 9.02, any excess funds remaining in the Facility Account over the Minimum Balance shall be disbursed on a quarterly basis pursuant to Owner's direction.

      9.04 Reports

      (a) Manager shall prepare and submit to Owner, on or before the twenty-fifth (25th) day of each calendar month during the Term and the twenty-fifth (25th) day of the calendar month immediately following any month in which this Agreement is terminated, a monthly operating report, which monthly operating report shall be in such form and contain such information as Owner may reasonably require and shall include a report of all material transactions occurring during the preceding month, an aging of all accounts receivable; a statement of income and expenses for the Facility for the preceding month and a balance sheet for the Facility, each prepared on an accrual basis, and, if requested by Owner, an analysis of variances from the Annual Plan.

      (b) Manager shall prepare and submit to Owner no later than ninety (90) days after the end of each Fiscal Year an annual operating report for the immediately preceding Fiscal Year, which annual operating report shall be in such form and contain such information as Owner may reasonably require, including, without limitation, the information described in Article 9.04(a) above (the "Year End Financials").

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      (c) As additional supporting documentation for the monthly financial statements and the Year End Financials required under (a) and (b) above, Manager shall, at Owner's request, provide copies to Owner of the following:

            (i)    all bank statements and bank deposit slips;

            (ii)   detailed cash receipts and disbursement records;

            (iii)  detailed trial balances for receivables and payables;

            (iv)   paid invoices;

            (v) supporting documentation for payroll, payroll taxes and employee benefits;

            (vi)   appropriate details of accrued expenses and property records;

            (vii) daily or weekly reports maintained by Manager in connection with its ongoing operation and management of the Facility; and

            (viii) information necessary for preparation of Owner's tax returns, including a description of and a statement of amounts expended in connection with repairs, capital improvements, taxes, and professional fees.

      9.05 Owner's Rights to Inspection and Review

      Upon reasonable advance written notice by Owner to Manager, Manager shall accord to Owner, its accountants, attorneys and agents the right to examine and make copies of the books and records of the Facility. If as a result of such examination, it is discovered that Manager has been overpaid in any manner, Manager shall promptly pay to Owner any sum shown to be payable by Manager to Owner as a result of such examination. In addition, if as a result of any such examination, it is discovered that Manager has been overpaid by more than five percent (5%) in any Fiscal Year, then Manager shall immediately pay to Owner all reasonable costs of any such examination. Otherwise, the cost of any such examination shall be paid by Owner.

      9.06 Owner Funding Requirements

      If Manager is unable to perform any of its obligations under this Agreement because of the failure on the part of Owner to provide the funds required under this Agreement, such failure of performance on the part of Manager shall not be deemed a default on the part of Manager and shall not give rise to any right to termination, damages or any other remedy against Manager.

      9.07 Reimbursement of Out-of-Pocket Expenses

      It is agreed that Owner, subject to the Annual Plan, shall reimburse Manager and its Affiliates for actual out-of-pocket costs incurred by them in the performance of this Agreement as an Operating Cost. Such costs shall include, but not be limited to, reasonable travel, entertainment, telephone, telegraph, electronic communication, postage, air express, costs of recruitment (including applicable agent's fee) and other incidental expenses. It is agreed that Manager shall be entitled to reimbursement of these expenses upon furnishing Owner with reasonable substantiation therefor. Such reimbursements shall be in addition to the Management Fee and other fees and charges due hereunder. In the event any out-of-pocket costs are incurred by Manager for the benefit of the Facility, as well as other projects then being managed or operated by Manager, Manager agrees to charge the Facility a pro rata share of such costs as is reasonable under the circumstances.

                                   ARTICLE 10

                                    INSURANCE

      10.01 Insurance Coverage

      Owner agrees to procure and maintain, at its expense and at all times during the Term, such casualty and other insurance coverage as is set forth under "Responsibilities of Owner" in Exhibit "A" attached hereto. Manager agrees to procure and maintain, at Owner's expense such comprehensive general liability insurance and other insurance coverage as is set forth under "Responsibilities of Manager" in said Exhibit "A". In connection with all significant construction at the Facility, Owner or Manager (whichever is the contracting party) will cause the general contractor to maintain with a reputable insurer comprehensive general liability insurance (with products, completed operations and independent contractors coverage) in at least the amount of $1,000,000.

      10.02 Insurance Policies

      (a) All insurance provided for under this Article shall be effected by policies issued by insurance companies of good reputation and sound financial responsibility and shall be subject to Owner's and Manager's approval. Such insurance may be carried under blanket policies covering the Facility and other locations provided such policies otherwise comply with all of the requirements of Exhibit "A".

      (b) Certificates of insurance shall be delivered to Owner by Manager on or before the Commencement Date. All insurance policies shall be renewed, and proof of such renewals shall be delivered to Owner and Manager at least ten (10) days prior to their respective expiration dates.

      (c) All insurance policies procured by Owner under Article 10.01 shall be written in the name of Owner with Manager being named thereon as an additional insured

(as its interest may appear). All insurance policies procured by Manager under
Article 10.01 shall be written in the name of Manager, with Owner being named thereon as an additional insured (as its interest may appear), except for workers' compensation insurance and other insurance with respect to which it is impractical and inappropriate to name other parties as additional insureds.

      (d) All casualty insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption losses shall be made payable to Owner but shall be held and used by Owner as provided in this Agreement. All such policies of insurance shall also be endorsed specifically to the effect that such policies shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Owner and Manager. Each party shall use all reasonable efforts to cause any policy which it is responsible to obtain under Exhibit "A" to provide that the insurer shall not have any rights of subrogation to any claim which either party hereto may have or may acquire against the other. Neither Owner nor Manager shall have any claim against the other with respect to the failure of any insurance carrier to provide the coverage or protection placed with such carrier as contemplated by this Agreement.

      (e) Certificates of insurance shall be sent to Manager and to Owner at their respective addresses set forth below.

      (f) All coverage limits and deductible amounts set forth in Exhibit "A" shall be reviewed by Owner and Manager from time to time for the purpose of determining the coverage limits and deductible amounts are appropriate for properties similar in type and construction to the Facility and for the nature of the business being conducted. Manager and Owner shall cooperate in good faith to arrive at an agreement on such matters.

                                   ARTICLE 11

                   EVENT OF DEFAULT, TERMINATION OF AGREEMENT

      11.01 Event of Default

      It shall be an event of default hereunder ("Event of Default") if any one or more of the following events shall occur;

      (a) If Manager fails to perform any material obligation under this Agreement required to be performed by Manager;

      (b) In the event that (i) Manager applies for or consents to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets (ii) Manager files a voluntary petition in bankruptcy or commences a proceeding seeking reorganization, liquidation or an arrangement with creditors; (iii) Manager files an answer admitting the material allegations of a bankruptcy petition, reorganization proceeding, or insolvency proceeding filed against Manager; (iv) Manager admits in writing its inability to pay its debts as they come due; (v) Manager makes a general assignment for the benefit of creditors; or (vi) an order, judgment or decree is entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of sixty (60) consecutive days;

      (c) If Owner fails to provide funds to be deposited in the Facility Accounts in accordance with the terms of this Agreement;

      (d) If Owner fails to perform any other material obligation under this Agreement required to be performed by Owner;

      (e) In the event (i) Owner applies for or consents to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets; (ii) Owner files a voluntary petition in bankruptcy or commences a proceeding seeking reorganization, liquidation or an arrangement with creditors;
(iii) Owner files an answer admitting the material allegations of a bankruptcy petition, reorganization proceeding, or insolvency proceeding filed against Owner; (iv) Owner admits in writing its inability to pay its debts as they come due; (v) Owner makes a general assignment for the benefit of creditors; or (vi) an order, judgment or decree is entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or all or a substantial part of its assets, and such order, judgment or decree continues unstayed and in effect for any period of sixty (60) consecutive days; or

      11.02 Termination

      (a) Upon the occurrence of any Event of Default under Article 11.01 by or with respect to one of the parties hereto (the "Defaulting Party"), the other party hereto (the "Non-Defaulting Party") shall have the right (exercisable by the giving of notice to the Defaulting Party) to terminate this Agreement if the Defaulting Party fails to remedy such Event of Default within ten (10) days after its receipt of notice to remedy if such default relates to the payment of a sum of money and, in all other cases, within thirty (30) days after its receipt of notice to remedy; provided, however, that if such Event of Default be of a non-monetary nature and if it cannot reasonably be remedied within said thirty (30) day period, then such thirty(30) day period shall be deemed to be extended for such additional period(s) as may reasonably be required to remedy the same if the Defaulting Party shall promptly commence to remedy upon receipt of notice from the Non-Defaulting Party and shall continue therewith with due diligence.

      (b) With respect to the occurrence of an Event of Default under Article 11.01(b) or (e), this Agreement shall terminate, at the election of the Non-Defaulting Party (i) upon such occurrence or (ii) at any time after such occurrence, in each case as specified by such Non-Defaulting Party, provided such Event of Default has not been remedied.

      (c) The terms of this Agreement shall not be deemed to impair the right of any party to exercise any right or remedy, whether for damages, injunctions, specific performance or otherwise, upon any breach or termination hereof, nor shall any breach or termination hereof affect the rights of either party with respect to any liability or claims accrued or arising out of events occurring prior to the date of such breach or termination.

      11.03 Post-Termination Matters; Reimbursements to Manager

      Upon any termination or expiration of this Agreement for any reason (a) Manager may remove any documents which are proprietary to Manager (e.g., without limitation, manuals, software programs, internal correspondence of a proprietary nature, etc.) and, (b) upon the effective date of termination or expiration, Owner shall pay to Manager, in addition to any other amounts due pursuant to this Agreement, (i) its reasonable out-of-pocket costs incurred by reason of requests by Owner for assistance after termination or expiration of this Agreement not otherwise expected by Manager in the orderly termination of its operations at the Facility, (ii) any unpaid fees and other charges and reimbursements due Manager hereunder, and (iii) to the extent reasonable and consistent with Manager's standard practices and industry standards, termination-related employee expenses including sick, vacation, pension, bonus and termination payments to employees. The payments referred to in this Article
11.03 shall be a condition to any termination or expiration of this Agreement unless Manager agrees in writing to another arrangement. This Article 11.03 shall survive the expiration or termination of this Agreement.

      11.04 Indemnification Regarding Future Business

      Owner shall indemnify and hold harmless Manager and its owners, officers, directors and employees from all costs, expenses, claims, damages and liabilities arising or resulting from the failure by Owner following the expiration or earlier termination of this Agreement (for whatever cause) to provide any of the services contracted for under this Agreement (or contracted for prior to the Commencement Date) relating to the management and operation of the Facility, which services are to be provided after the expiration or termination of this Agreement, including, without limitation, tournaments, banquets, meetings and other group functions to be held at the Facility.

                                   ARTICLE 12

                                   ASSIGNMENT

      12.01 Prohibited Assignments

      Except as provided in Articles 12.02 and 12.03 below, neither party shall assign this Agreement without the prior written consent of the other party. It is understood and agreed that any consent granted by a party to any such assignment shall not be deemed a waiver of any consent required under this Article 12 to any future assignment.

      12.02 Permitted Assignment

      Owner and Manager, without the consent of the other party, shall have the right to assign from time to time this Agreement and its rights and interests hereunder to (i) any successor or assignee of such party which may result from any merger, consolidation or reorganization with, or any sale or assignment to, any corporation, individual, partnership or other entity which shall acquire all or substantially all of Manager's golf course facility management business or Owner's business, as the case may be, or any Affiliate or successor thereof, and
(ii) as security for any existing or future indebtedness of such party or its Affiliates. Either party may also transfer from time to time this Agreement and its rights and interests hereunder, without the consent of the other party to any Affiliate of the transferring party. Notwithstanding the above, Manager shall not have the right to assign or transfer this Agreement to any person or entity which is not owned or controlled by, or under common control with, a majority of the current owners/principals of Manager without the prior written consent of Owner. Any such assignee shall agree to be bound by the terms and conditions of this Agreement. Upon any such permitted assignment and assumption, the assigning party shall have no further obligation to the other party hereunder and shall have no further liability with respect to the obligations arising from and after the date of such assignment, and all such obligations and liabilities shall be and become those of the assignee. In connection with the sale or transfer of the Facility, Owner shall assign this Agreement to such transferee. Owner shall not sell or otherwise transfer the Facility unless the transferee agrees to assume all of the obligations of Owner under this Agreement. Except as hereinabove provided, neither party shall assign or in any manner sell or transfer any of its rights and interests hereunder without the prior written consent of the other party.

      12.03 Remedies

      Any assignment of this Agreement by either party in violation of the provisions of this Article 12 shall be null and void. In addition to any other remedies available to the parties, the provisions of this Article 12 shall be enforceable by injunctive proceeding or by other appropriate equitable relief.

      12.04 Successors and Assigns

      Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.

                                   ARTICLE 13

                      DAMAGE OR DESTRUCTION; EMINENT DOMAIN

      13.01 Damage or Destruction

      Should the Facility be destroyed or substantially damaged by fire or other casualty, either party shall have the right to terminate this Agreement upon not less than sixty (60) days' written notice. For the purpose of this Article 13.01, the Facility shall be deemed to have been substantially damaged if, in the reasonable opinion of Owner, full and productive economic use of the Facility cannot be made and the estimated length of time required to restore the Facility substantially to its condition and character just prior to the occurrence of such casualty shall be in excess of three (3) months. If this Agreement is not terminated as a result of damage to the Facility for the reason that such damage is determined not to be substantial, as described above, then Owner shall proceed with all due diligence to commence and complete restoration of the Facility to its condition and character just prior to the occurrence of such casualty.

      13.02 Eminent Domain

      If all of the Facility (or such a substantial portion of the Facility so as to make it unfeasible, in the reasonable opinion of Owner, to restore such portion and continue to operate the remaining portion of the Facility for the purposes contemplated in this Agreement) shall be taken through the exercise (or by agreement in lieu of such exercise) of the power of eminent domain, then upon the date that Owner shall be required to surrender possession of the Facility or of that substantial portion of the Facility, this Agreement shall terminate. If such taking of a portion of the Facility shall not make it unfeasible, in the reasonable opinion of Owner, to restore such portion and continue to operate the remaining portion of the Facility for the purposes contemplated in this Agreement, Owner shall proceed with all due diligence to repair any damage to the Facility or to alter or modify the Facility so as to render it a complete architectural unit which can be operated as a golf course of substantially the same type and character as before. The award or compensation for any taking shall be payable solely to Owner but shall be held and used by Owner as provided for in this Agreement.

                                   ARTICLE 14

                           MAJOR CAPITAL IMPROVEMENTS

      14.01 Control and Costs

      Any capital improvement involving an addition to the Facility or renovation or refurbishing designed to upgrade or change the nature or image of the Facility shall be deemed to be a "Major Capital Improvement." A Major Capital Improvement shall be distinguished from a Capital Replacement described in Article 5.05 above. The decision to proceed with a Major Capital Improvement, and the control over such project, shall be in Owner's sole control and discretion. The parties acknowledge and agree that this Agreement imposes no responsibilities or obligations on the part of Manager with respect to any supervision. In the event Owner desires Manager's involvement in any Major Capital Improvement, Owner and Manager shall enter into a separate agreement setting forth the terms and conditions of such involvement.

                                   ARTICLE 15

                            RESPONSIBILITY FOR CLAIMS

      15.01 Indemnification By Owner

      (a) All debts and liabilities arising out of the normal course of business conducted at or in connection with the Facility, or otherwise in connection with the ownership, construction, condition, use, occupancy or operation thereof (including, without limitation, all such liabilities under or with respect to environmental laws, hazards or claims) during the Term are and shall be the obligation of Owner, and Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Facility during said Term, except that Manager shall be responsible for any such debt or liability that arises as a result of (i) Manager's fraud, gross negligence or willful misconduct in failing to comply with the terms of this Agreement and/or in performing its duties hereunder, or
(ii) Manager's failure to comply with applicable laws, statutes and regulations regarding age or sexual discrimination or sexual harassment in the workplace. Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, directors and shareholders, from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys' fees and expenses (all of the foregoing being referred to as "Losses"), arising from any matter for which Manager is responsible under this
Article 15.01 (excluding, however, any such loss, cost, liability, expense or claim covered by the insurance required to be maintained, or actually maintained, in accordance with this Agreement). The act or omission of a Manager employee who is not an Executive Employee, which act or omission is willful or constitutes fraud or gross negligence on the part of such employee, shall not constitute fraud, gross negligence or willful misconduct on the part of Manager unless Manager's home office or regional staff, or an Executive Employee, acted with gross negligence in employing, training, supervising or continuing the employment of such employee. Except as to specific acts or omissions for which Manager has agreed to be responsible pursuant to the first sentence of this
Article 15.01(a), Owner agrees to indemnify, protect, defend and hold harmless Manager and its Affiliates, and each of their respective agents, officers, directors, employees and owners from and against any and all Losses relating to Manager's management, supervision or operation of the Facility, including, without limitation, any Losses:

            (i) which result from any event, condition or activity occurring or existing prior to the Commencement Date; or

            (ii) which relate to any labor or employment condition or situation occurring or existing prior to the Commencement Date; or

            (iii) which relate to or arise out of the presence in, on, under or about the Facility, or the escape, seepage, leakage, spillage, discharge, emission or release of any hazardous materials, toxic substances or petroleum products (as defined or regulated under any and all applicable federal, state and local environmental, health or safety laws, ordinances and regulations) from or through the Facility, including without limitation any and all costs of any required or necessary repair, cleanup, remediation or decontamination of the premises, and the preparation and implementation of any closure, remedial or other required plans; or

            (iv) which relate to Manager's acts or omissions that were either at the direction of Owner or with the approval of Owner; or

            (v) which results from any act or omission on the part of any Facility employee of Owner.

      (b) No person or entity shall be deemed to be a third party beneficiary of any term or provision of this Agreement, including, without limitation, the terms and provisions of this Article 15, and no person or entity shall have any rights of subrogation or similar rights under this Article 15, other than those persons or entities specifically entitled to indemnification pursuant to the provisions of this Article 15. All indemnification obligations under this Agreement and the provisions of this Article 15 shall survive the expiration of any earlier termination of this Agreement.

                                   ARTICLE 16

                                   TRADENAMES

      16.01 Facility Name

      During the Term, the Facility shall be known by such tradename as may from time to time be determined by Owner (the "Facility Tradename"). Owner grants to Manager an exclusive license to market the Facility Tradename during the Term of this Agreement. Owner acknowledges that the service marks of Manager shall continue to be the sole property of Manager, together with any other names, service marks, trademarks, slogans, logos, designs or the like owned by Manager or created by Manager during the Term (the "Marks"). Manager may identify the Facility as a golf facility managed and operated by Manager and may, with Owner's approval, use the Marks anywhere at the Facility.

      16.02 Rights Upon Termination

      Upon any termination or expiration of this Agreement for any reason whatsoever, unless Manager, in its sole discretion, authorizes Owner in writing to continue to use the Marks, Owner, at Owner's expense, shall immediately cease all use of the Marks and shall remove from the Facility any signs or FF&E, operating equipment, operating supplies, inventory, amenities, supplies or any other items containing the Marks, or any similar designation on or prior to the termination date.

      17.01 Procedure

                                   ARTICLE 17

                                     NOTICES

      Unless otherwise expressly provided in this Agreement, all consents, approvals, notices or other communications provided for in this Agreement shall be in writing and shall be delivered personally, or sent by a nationally recognized overnight delivery service (such as Federal Express) as follows:

           If to Owner:       Gyrodyne Company of America, Inc.
                              102 Flowerfield
                              St. James, New York 11790
                              Attn: Pete Pitsiokos

           If to Manager:     DPMG, Inc., dba Landmark National
                              2817 Crain Highway
                              Upper Marlboro, MD 20774
                              Attn: Chris Cole

           With a Copy to:    DPMG, Inc., dba Landmark National
                              2817 Crain Highway
                              Upper Marlboro, MD 20774
                              Attn: William W. Vaughan, III

      Any notice personally delivered shall be deemed to have been given on the date of delivery. Any notice sent by overnight delivery service shall be deemed given one (1) business day following the date such notice was properly deposited and prepaid, with such delivery having been specified as the following business day. A copy of any such notice shall, concurrently with such delivery or sending, be transmitted by facsimile to the receiving party at the facsimile number indicated. Upon request, a party shall send copies of any notice or communication by ordinary mail as instructed by the other party.

                                   ARTICLE 18

                   RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

      18.01 Relationship

      Manager and Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other, except as set forth in this Agreement.

      18.02 Further Actions

      Owner agrees to execute all contracts, agreements and documents, and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

                                   ARTICLE 19

                                 APPLICABLE LAW

      19.01 Scope

      The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York. In the event any court or appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this Agreement shall remain enforceable under the laws of that jurisdiction. If any of the terms and provisions hereof shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law.

                                   ARTICLE 20

                                  FORCE MAJEURE

      20.01 Operation of Facility

      If at any time during the Term it becomes necessary in Manager's reasonable opinion to cease operation of the Facility in order to protect the Facility and/or the health, safety and welfare of the guests and/or employees of the Facility for reasons of force majeure such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God, then in such event Manager may close and cease operation of all or part of the Facility, reopening and commencing operation when Manager deems that such may be done without jeopardy to the Facility, its guests and employees.

      20.02 Extension of Time

      With respect to any obligation to be performed by either party during the Term, such party shall in no event be liable for a failure to perform such obligation when such non-performance is attributable to any force majeure event beyond the reasonable control of such party such as a strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such cause.

                                   ARTICLE 21

                               GENERAL PROVISIONS

      21.01 Authorization

      Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

      21.02 Interest

      Any amount payable to Manager, which amount has not been paid within fifteen (15) days after written notice thereof is given to Owner, shall accrue interest at the lesser of: (a) the highest legal limit, or (b) 2% over the rate of interest announced by Citibank N.A. as its prime rate, as the same may be changed from time to time.

      21.03 Formalities

      Any change to or modification of this Agreement must be in writing signed by both parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. The captions for each Article are intended for convenience only.

      21.04 Consents

      Except as otherwise expressly provided in this Agreement, wherever in this Agreement it is provided that an act or proposed act of Owner or Manager is subject to the consent or approval of the other, such consent or approval shall not be unreasonably withheld. The standard to be employed to determine reasonableness shall be the standard of practices and procedures employed at comparable Facilities. If the approval or consent of one party hereto is required for any act or matter contemplated by the other party, the party desiring such consent may give to the party whose consent is desired, notice specifying in reasonable detail, the matter to which consent is requested. Unless otherwise specified herein, if the party whose consent is requested does not, within twenty (20) days after actual receipt of such notice, respond positively or negatively to such notice in writing, the requested consent shall conclusively be deemed given.

      21.05 Estoppel Certificate

      Either party shall, at any time and from time to time, upon not less than fifteen (15) days prior written request from the other, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting party, a written statement certifying (if true) (i) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) that there is no outstanding notice of an Event of Default hereunder and, to the best of such party's knowledge, that no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, and (iii) such other accurate information as may be reasonably requested by the requesting party or by any of the Interested Persons (as hereinafter defined). It is intended that any such statement delivered pursuant to this Article may be relied upon by the requesting party, any current or prospective mortgagee or other party providing financing to Owner or Manager (as the case may be), a prospective purchaser of the Facility or permitted assignee of Manager's right and interests hereunder, and the respective successors and assigns of any of the foregoing (the "Interested Persons").

      21.06 Extension of Date of Termination

      Notwithstanding any contrary provision of this Agreement, the date of termination of this Agreement, other than upon expiration pursuant to Article 7, shall be extended so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than fifteen (15) days plus the number of days, if any, Manager is required to give its employees advance notice of termination of employment as required by the Worker Adjustment and Retraining Act, 29 U.S.C., ss.2101 et. seq, as hereafter amended, or any similar federal or state statute.

      21.07 No Representations

      (a) Owner and Manager acknowledge there have been no representations, inducements, promises or agreements made by Manager or Owner other than those specifically set forth herein.

      (b) Financial projections, budgets or similar forecasts as may have been prepared or in the future are prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager. Manager and its Affiliates cannot, and do not, warrant or guaranty in any way said financial projections, budgets or other forecasts. Any financial projections, budgets or forecasts provided have been prepared on the basis of information available at the time of such preparation and

Manager's and its Affiliate's experience in the Facility industry. Said financial projections, budgets and forecasts have been prepared for information only and not as an inducement for action. Owner hereby acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar information which may have been prepared by Manager or its Affiliates. Owner further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Facility.

                                   ARTICLE 22

                                   ARBITRATION

      22.01 Procedure

      If Owner and Manager are unable to informally resolve any dispute arising out of this Agreement either during the Term or any time after its expiration or termination, including the determination as to whether any particular matter is subject to arbitration, the parties agree to submit the matter to binding arbitration. In the event the parties have not agreed upon any arbitrator within twenty (20) days after either party has demanded arbitration, either party may file a demand for arbitration with the regional office of the American Arbitration Association ("AAA") that is the closest geographically to the Facility, and a single arbitrator shall be appointed in accordance with the then existing Commercial Arbitration Rules of the AAA. Discovery may be conducted either upon mutual consent of the parties or by order of the arbitrator upon good cause being shown. In ruling on motions pertaining to discovery, the arbitrator shall consider that the purpose of arbitration is to provide for the efficient and inexpensive resolution of disputes, and the arbitrator shall limit discovery whenever appropriate to insure that this purpose is preserved. The dispute between the parties shall be submitted for determination within sixty
(60) days after the arbitrator has been selected. The decision of the arbitrator shall be rendered within thirty (30) days after the conclusion of the arbitration hearing. The decision of the arbitrator shall be in writing and shall specify the factual and legal basis for the decision. Upon stipulation of the parties, or upon a showing of good cause by either party, the arbitrator may lengthen or shorten the time periods set forth herein for conducting the hearing or for rendering a decision. The decision of the arbitrator shall be final and binding upon the parties. Judgment to enforce the decision of the arbitrator, whether for legal or equitable relief, may be entered in any court having jurisdiction thereof, and the parties hereto expressly and irrevocably consent to the jurisdiction of the New York Courts for such purpose. The arbitrator shall conduct all proceedings pursuant to the then existing Commercial Arbitration Rules of the AAA, to the extent such rules are not inconsistent with the provisions of this Article 22. In the event a dispute is submitted to arbitration pursuant to this Article, the prevailing party shall be entitled to the payment by the non-prevailing party of its reasonable attorneys' fees and costs, as determined by the arbitrator. Each of the parties shall keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable law or regulation.

         IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.


OWNER                                     MANAGER

Gyrodyne Company of America, Inc.         DPMG, Inc., dba Landmark National
a New York Corporation                    an Ohio corporation


By: /s/ Stephen V. Maroney                By: /s/ Chris Cole
   ------------------------------            ----------------------------------
Name:   Stephen V. Maroney                Name:   Chris Cole
Its:    President                         Its:    Vice President

                                   EXHIBIT "A"

                         SCHEDULE OF REQUIRED INSURANCE

I. Responsibilities of Owner

      A. At all times during the Term, Owner shall procure and maintain, upon all buildings and improvements now existing or hereafter erected upon or above the Site, and all equipment, fixtures, motors, machinery, furnishings and furniture installed and owned or leased by Owner and used in connection with the Site or with the buildings and improvements upon or above the Site, including all alterations, rebuilding, replacements and additions thereto, so-called "all-risk" property damage insurance in an amount equal to the "Full Insurable Value" thereof (as hereinafter defined). The term "Full Insurable Value" shall mean actual replacement cost (exclusive of cost of excavation, foundations and footings below the lowest basement floor).

      B. At all times during the Term, Owner shall procure and maintain boiler and machinery insurance, in an amount not less than the Full Insurable Value thereof, on all steam boilers and high pressure boilers, if any, or such other apparatus as Owner may reasonably deem necessary to be covered by such insurance, installed within any building on or above the Site.

      C. At all times during the Term, Owner shall procure and maintain earthquake (but only to the extent Owner deems the same advisable and if available at commercially reasonable rates) and such other insurance (other than insurance to be provided by Manager pursuant to Section II below) in such amount as may from time to time be mutually satisfactory to Manager and Owner against other insurable hazards which, at the time, are normally insured against in the case of similar premises and improvements, similarly situated, due regard being given to the height and type of buildings and improvements on and above the Site, their location, construction, use and occupancy.

II. Responsibilities of Manager

      A. At all times during the term, Manager shall procure and maintain:

            1. Workers' Compensation Insurance as required by state law to cover all employees of Manager (or its Affiliate) with respect to work performed under this Agreement.

            2. Comprehensive General Liability Insurance, including assumed liability limits of not less than $5,000,000.00 combined single limit, in form and substance reasonably satisfactory to Owner and Manager.

            3. Auto Liability Insurance, including coverage for all owned, non-owned and hired vehicles with limits of not less than $500,000 combined single limit.

            4. Any other insurance that might reasonably be requested by Owner.